Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-149200) of Targa Resources Partners LP of our report dated May 16, 2008 relating to the consolidated balance sheet of Targa Resources GP LLC, which appears in the Current Report on Form 8-K of Targa Resources Partners LP dated May 23, 2008.
/s/ PricewaterhouseCoopers LLP
Houston, Texas
May 23, 2008